UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549



                             SCHEDULE 13G



             Under the Securities and Exchange Act of 1934



                           (Amendment No.  )



                     LASALLE PARTNERS INCORPORATED
                           (Name of Issuer)




                     Common Stock, par value $.01
                    (Title of Class of Securities)



                              51802H 10 5
                            (CUSIP NUMBER)

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      DEL-LPL LIMITED PARTNERSHIP, 36-3479794
--------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) [ X ]
      (b) [   ]
--------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------

                            5.   SOLE VOTING POWER
NUMBER OF                        6,995,020
SHARES BENEFICIALLY         ---------------------------------------------
OWNED BY EACH               6.   SHARED VOTING POWER
REPORTING PERSON                 0
WITH                        ---------------------------------------------
                            7.   SOLE DISPOSITIVE POWER
                                 6,995,020
                            ---------------------------------------------
                            8.   SHARED DISPOSITIVE POWER
                                 0
                            ---------------------------------------------

--------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,995,020, see footnote 1 to this Schedule
--------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      [  ]
--------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

      43.2%, see footnote 1 to this Schedule
--------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      DEL-LPAML LIMITED PARTNERSHIP, 36-3479795
--------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) [ X ]
      (b) [   ]
--------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------

                            5.   SOLE VOTING POWER
NUMBER OF                        6,995,020
SHARES BENEFICIALLY         ---------------------------------------------
OWNED BY EACH               6.   SHARED VOTING POWER
REPORTING PERSON                 0
WITH                        ---------------------------------------------
                            7.   SOLE DISPOSITIVE POWER
                                 6,995,020
                            ---------------------------------------------
                            8.   SHARED DISPOSITIVE POWER
                                 0
                            ---------------------------------------------

--------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,995,020, see footnote 1 to this Schedule
--------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      [  ]
--------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

      43.2%, see footnote 1 to this Schedule
--------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      DEL/LASALLE FINANCE COMPANY, L.L.C., 36-364131436
--------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) [ X ]
      (b) [   ]
--------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Illinois
--------------------------------------------------------------------------

                            5.   SOLE VOTING POWER
NUMBER OF                        6,995,020
SHARES BENEFICIALLY         ---------------------------------------------
OWNED BY EACH               6.   SHARED VOTING POWER
REPORTING PERSON                 0
WITH                        ---------------------------------------------
                            7.   SOLE DISPOSITIVE POWER
                                 6,995,020
                            ---------------------------------------------
                            8.   SHARED DISPOSITIVE POWER
                                 0
                            ---------------------------------------------

--------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,995,020, see footnote 1 to this Schedule
--------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      [  ]
--------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

      43.2%, see footnote 1 to this Schedule
--------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      STUART L. SCOTT
--------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) [   ]
      (b) [ X ]
--------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
--------------------------------------------------------------------------

                            5.   SOLE VOTING POWER
NUMBER OF                        0
SHARES BENEFICIALLY         ---------------------------------------------
OWNED BY EACH               6.   SHARED VOTING POWER
REPORTING PERSON                 6,995,020
WITH                        ---------------------------------------------
                            7.   SOLE DISPOSITIVE POWER
                                 0
                            ---------------------------------------------
                            8.   SHARED DISPOSITIVE POWER
                                 6,995,020
                            ---------------------------------------------

--------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,995,020, see footnotes 1 and 2 to this Schedule
--------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      [  ]
--------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

      43.2%, see footnotes 1 and 2 to this Schedule
--------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------

1.    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      ROBERT C. SPOERRI
--------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) [   ]
      (b) [ X ]
--------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
--------------------------------------------------------------------------

                            5.   SOLE VOTING POWER
NUMBER OF                        0
SHARES BENEFICIALLY         ---------------------------------------------
OWNED BY EACH               6.   SHARED VOTING POWER
REPORTING PERSON                 6,995,920
WITH                        ---------------------------------------------
                            7.   SOLE DISPOSITIVE POWER
                                 0
                            ---------------------------------------------
                            8.   SHARED DISPOSITIVE POWER
                                 6,995,920
                            ---------------------------------------------

--------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,995,920, see footnotes 1, 2 and 3 to this Schedule
--------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      [  ]
--------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

      43.2%, see footnotes 1, 2 and 3 to this Schedule
--------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      WILLIAM E. SULLIVAN
--------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) [   ]
      (b) [ X ]
--------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
--------------------------------------------------------------------------

                            5.   SOLE VOTING POWER
NUMBER OF                        0
SHARES BENEFICIALLY         ---------------------------------------------
OWNED BY EACH               6.   SHARED VOTING POWER
REPORTING PERSON                 6,995,420
WITH                        ---------------------------------------------
                            7.   SOLE DISPOSITIVE POWER
                                 0
                            ---------------------------------------------
                            8.   SHARED DISPOSITIVE POWER
                                 6,995,420
                            ---------------------------------------------

--------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,955,420, see footnotes 1, 2 and 3 to this Schedule
--------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      [  ]
--------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

      43.2%, see footnotes 1, 2 and 3 to this Schedule
--------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      DANIEL W. CUMMINGS
--------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) [   ]
      (b) [ X ]
--------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
--------------------------------------------------------------------------

                            5.   SOLE VOTING POWER
NUMBER OF                        0
SHARES BENEFICIALLY         ---------------------------------------------
OWNED BY EACH               6.   SHARED VOTING POWER
REPORTING PERSON                 6,995,020
WITH                        ---------------------------------------------
                            7.   SOLE DISPOSITIVE POWER
                                 0
                            ---------------------------------------------
                            8.   SHARED DISPOSITIVE POWER
                                 6,995,020
                            ---------------------------------------------

--------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,995,020, see footnotes 1 and 2 to this Schedule
--------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      [  ]
--------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

      43.2%, see footnotes 1 and 2 to this Schedule
--------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      CHARLES K. ESLER, JR.
--------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) [   ]
      (b) [ X ]
--------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
--------------------------------------------------------------------------

                            5.   SOLE VOTING POWER
NUMBER OF                        0
SHARES BENEFICIALLY         ---------------------------------------------
OWNED BY EACH               6.   SHARED VOTING POWER
REPORTING PERSON                 6,995,020
WITH                        ---------------------------------------------
                            7.   SOLE DISPOSITIVE POWER
                                 0
                            ---------------------------------------------
                            8.   SHARED DISPOSITIVE POWER
                                 6,995,020
                            ---------------------------------------------

--------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,995,020, see footnotes 1 and 2 to this Schedule
--------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      [  ]
--------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

      43.2%, see footnotes 1 and 2 to this Schedule
--------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      M.G. ROSE
--------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) [   ]
      (b) [ X ]
--------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
--------------------------------------------------------------------------

                            5.   SOLE VOTING POWER
NUMBER OF                        0
SHARES BENEFICIALLY         ---------------------------------------------
OWNED BY EACH               6.   SHARED VOTING POWER
REPORTING PERSON                 6,995,020
WITH                        ---------------------------------------------
                            7.   SOLE DISPOSITIVE POWER
                                 0
                            ---------------------------------------------
                            8.   SHARED DISPOSITIVE POWER
                                 6,995,020
                            ---------------------------------------------

--------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,995,020, see footnotes 1 and 2 to this Schedule
--------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      [  ]
--------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

      43.2%, see footnotes 1 and 2 to this Schedule
--------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      LYNN C. THURBER
--------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) [   ]
      (b) [ X ]
--------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
--------------------------------------------------------------------------

                            5.   SOLE VOTING POWER
NUMBER OF                        0
SHARES BENEFICIALLY         ---------------------------------------------
OWNED BY EACH               6.   SHARED VOTING POWER
REPORTING PERSON                 6,995,020
WITH                        ---------------------------------------------
                            7.   SOLE DISPOSITIVE POWER
                                 0
                            ---------------------------------------------
                            8.   SHARED DISPOSITIVE POWER
                                 6,995,020
                            ---------------------------------------------

--------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,995,020, see footnotes 1 and 2 to this Schedule
--------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      [  ]
--------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

      43.2%, see footnotes 1 and 2 to this Schedule
--------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      EARL E. WEBB
--------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) [   ]
      (b) [ X ]
--------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
--------------------------------------------------------------------------

                            5.   SOLE VOTING POWER
NUMBER OF                        0
SHARES BENEFICIALLY         ---------------------------------------------
OWNED BY EACH               6.   SHARED VOTING POWER
REPORTING PERSON                 6,995,020
WITH                        ---------------------------------------------
                            7.   SOLE DISPOSITIVE POWER
                                 0
                            ---------------------------------------------
                            8.   SHARED DISPOSITIVE POWER
                                 6,995,020
                            ---------------------------------------------

--------------------------------------------------------------------------
9.    AGGREGATE AMOUNT OF BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,995,020, see footnotes 1 and 2 to this Schedule
--------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

      [  ]
--------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

      43.2%, see footnotes 1 and 2 to this Schedule
--------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------

Item 1(a)  NAME OF ISSUER:

           LaSalle Partners Incorporated

Item 1(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           200 East Randolph Drive
           Chicago, IL  60601

Item 2(a)  NAME OF PERSON(S) FILING:

           DEL-LPL Limited Partnership, a Delaware limited partnership DEL-LPAML Limited Partnership, a Delaware limited partnership DEL/LaSalle Finance Company, L.L.C., an Illinois limited liability company
           Stuart L. Scott, a citizen of the United States of America Robert C. Spoerri, a citizen of the United States of America William E. Sullivan, a citizen of the United States of America Daniel W. Cummings, a citizen of the United States of America Charles K. Esler, Jr., a citizen of the United States of
             America
           M.G. Rose, a citizen of the United States of America
           Lynn C. Thurber, a citizen of the United States of America Earl E. Webb, a citizen of the United States of America

Item 2(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           For each reporting person:
           c/o LaSalle Partners Incorporated
           200 East Randolph Drive
           Chicago, IL  60601

Item 2(c)  CITIZENSHIP:

           Information regarding citizenship of each reporting person is set forth in Item 2(a) and incorporated by reference herein.

Item 2(d)  TITLE OF CLASS OF SECURITIES:

           Common Stock, par value $.01 ("Common Stock")

Item 2(e)  CUSIP NUMBER:

           51802H 10 5

Item 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

           Not Applicable

Item 4     OWNERSHIP

RESPONSES TO ITEMS 4(A), (B) AND (C) ARE SET FORTH BELOW WITH RESPECT TO EACH REPORTING PERSON.

REPORTING PERSON: DEL-LPL Limited Partnership, see footnote 1 to this
Schedule

Item 4(a)  AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1997:

           6,995,020 Shares of Common Stock, see footnote 1 to this Schedule

Item 4(b)  PERCENT OF CLASS BENEFICIALLY OWNED AS OF DECEMBER 31, 1997:

           43.2%, see footnote 1 to this Schedule

Item 4(c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

           (i)   Sole power to vote or to direct the vote:

                 6,995,020 Shares of Common Stock, see footnote 1 to this
                   Schedule

           (ii)  Shared power to vote or to direct the vote:

                 0 Shares of Common Stock

           (iii) Sole power to dispose or to direct the disposition of:

                 6,995,020 Shares of Common Stock, see footnote 1 to this
                   Schedule

           (iv)  Shared power to dispose or to direct the disposition of:

                 0 Shares of Common Stock


REPORTING PERSON: DEL-LPAML Limited Partnership, see footnote 1 to this
Schedule

Item 4(a)  AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1997:

           6,995,020 Shares of Common Stock, see footnote 1 to this Schedule

Item 4(b)  PERCENT OF CLASS BENEFICIALLY OWNED AS OF DECEMBER 31, 1997:

           43.2%, see footnote 1 to this Schedule

Item 4(c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

           (i)   Sole power to vote or to direct the vote:

                 6,995,020 Shares of Common Stock, see footnote 1 to this
                   Schedule

           (ii)  Shared power to vote or to direct the vote:

                 0 Shares of Common Stock

           (iii) Sole power to dispose or to direct the disposition of:

                 6,995,020 Shares of Common Stock, see footnote 1 to this
                   Schedule

           (iv)  Shared power to dispose or to direct the disposition of:

                 0 Shares of Common Stock


REPORTING PERSON: DEL/LaSalle Finance Company, L.L.C., see footnote 1 to this Schedule

Item 4(a)  AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1997:

           6,995,020 Shares of Common Stock, see footnote 1 to this Schedule

Item 4(b)  PERCENT OF CLASS BENEFICIALLY OWNED AS OF DECEMBER 31, 1997:

           43.2%, see footnote 1 to this Schedule

Item 4(c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

           (i)   Sole power to vote or to direct the vote:

                 6,995,020 Shares of Common Stock, see footnote 1 to this
                   Schedule

           (ii)  Shared power to vote or to direct the vote:

                 0 Shares of Common Stock

           (iii) Sole power to dispose or to direct the disposition of:

                 6,995,020 Shares of Common Stock, see footnote 1 to this
                   Schedule

           (iv)  Shared power to dispose or to direct the disposition of:

                 0 Shares of Common Stock


REPORTING PERSON: Stuart L. Scott, see footnotes 1 and 2 to this Schedule

Item 4(a)  AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1997:

           6,995,020 Shares of Common Stock, see footnotes 1 and 2 to this Schedule

Item 4(b)  PERCENT OF CLASS BENEFICIALLY OWNED AS OF DECEMBER 31, 1997:

           43.2%, see footnotes 1 and 2 to this Schedule

Item 4(c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

           (i)   Sole power to vote or to direct the vote:

                 0 Shares of Common Stock

           (ii)  Shared power to vote or to direct the vote:

                 6,995,020 Shares of Common Stock, see footnotes 1 and 2 to this Schedule

           (iii) Sole power to dispose or to direct the disposition of:

                 0 Shares of Common Stock

           (iv)  Shared power to dispose or to direct the disposition of:

                 6,995,020 Shares of Common Stock, see footnotes 1 and 2 to this Schedule


REPORTING PERSON: Robert C. Spoerri, see footnotes 1, 2, and 3 to this
Schedule

Item 4(a)  AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1997:

           6,995,920 Shares of Common Stock, see footnotes 1, 2 and 3 to this Schedule

Item 4(b)  PERCENT OF CLASS BENEFICIALLY OWNED AS OF DECEMBER 31, 1997:

           43.2%, see footnotes 1, 2 and 3 to this Schedule

Item 4(c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

           (i)   Sole power to vote or to direct the vote:

                 0 Shares of Common Stock

           (ii)  Shared power to vote or to direct the vote:

                 6,995,920 Shares of Common Stock, see footnotes 1, 2 and 3 to this Schedule

           (iii) Sole power to dispose or to direct the disposition of:

                 0 Shares of Common Stock

           (iv)  Shared power to dispose or to direct the disposition of:

                 6,995,920 Shares of Common Stock, see footnotes 1, 2 and 3 to this Schedule


REPORTING PERSON: William E. Sullivan, see footnotes 1, 2 and 3 to this
Schedule

Item 4(a)  AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1997:

           6,995,420 Shares of Common Stock, see footnotes 1, 2 and 3 to this Schedule

Item 4(b)  PERCENT OF CLASS BENEFICIALLY OWNED AS OF DECEMBER 31, 1997:

           43.2%, see footnotes 1, 2 and 3 to this Schedule

Item 4(c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

           (i)   Sole power to vote or to direct the vote:

                 0 Shares of Common Stock

           (ii)  Shared power to vote or to direct the vote:

                 6,995,420 Shares of Common Stock, see footnotes 1, 2 and 3 to this Schedule

           (iii) Sole power to dispose or to direct the disposition of:

                 0 Shares of Common Stock

           (iv)  Shared power to dispose or to direct the disposition of:

                 6,995,420 Shares of Common Stock, see footnotes 1, 2 and 3 to this Schedule


REPORTING PERSON: Daniel W. Cummings, see footnotes 1 and 2 to this
Schedule

Item 4(a)  AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1997:

           6,955,020 Shares of Common Stock, see footnotes 1 and 2 to this Schedule

Item 4(b)  PERCENT OF CLASS BENEFICIALLY OWNED AS OF DECEMBER 31, 1997:

           43.2%, see footnotes 1 and 2 to this Schedule

Item 4(c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

           (i)   Sole power to vote or to direct the vote:

                 0 Shares of Common Stock

           (ii)  Shared power to vote or to direct the vote:

                 6,995,020 Shares of Common Stock, see footnotes 1 and 2 to this Schedule

           (iii) Sole power to dispose or to direct the disposition of:

                 0 Shares of Common Stock

           (iv)  Shared power to dispose or to direct the disposition of:

                 6,995,020 Shares of Common Stock, see footnotes 1 and 2 to this Schedule


REPORTING PERSON: Charles K. Esler, Jr.,  see footnotes 1 and 2 to this
Schedule

Item 4(a)  AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1997:

           6,995,020 Shares of Common Stock, see footnotes 1 and 2 to this Schedule

Item 4(b)  PERCENT OF CLASS BENEFICIALLY OWNED AS OF DECEMBER 31, 1997:

           43.2%, see footnotes 1 and 2 to this Schedule

Item 4(c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

           (i)   Sole power to vote or to direct the vote:

                 0 Shares of Common Stock

           (ii)  Shared power to vote or to direct the vote:

                 6,995,020 Shares of Common Stock, see footnotes 1 and 2 to this Schedule

           (iii) Sole power to dispose or to direct the disposition of:

                 0 Shares of Common Stock

           (iv)  Shared power to dispose or to direct the disposition of:

                 6,995,020 Shares of Common Stock, see footnotes 1 and 2 to this Schedule


REPORTING PERSON: M.G. Rose, see footnotes 1 and 2 to this Schedule

Item 4(a)  AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1997:

           6,995,020 Shares of Common Stock, see footnotes 1 and 2 to this Schedule

Item 4(b)  PERCENT OF CLASS BENEFICIALLY OWNED AS OF DECEMBER 31, 1997:

           43.2%, see footnotes 1 and 2 to this Schedule

Item 4(c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

           (i)   Sole power to vote or to direct the vote:

                 0 Shares of Common Stock

           (ii)  Shared power to vote or to direct the vote:

                 6,995,020 Shares of Common Stock, see footnotes 1 and 2 to this Schedule

           (iii) Sole power to dispose or to direct the disposition of:

                 0 Shares of Common Stock

           (iv)  Shared power to dispose or to direct the disposition of:

                 6,995,020 Shares of Common Stock, see footnotes 1 and 2 to this Schedule


REPORTING PERSON: Lynn C. Thurber, see footnotes 1 and 2 to this Schedule

Item 4(a)  AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1997:

           6,955,020 Shares of Common Stock, see footnotes 1 and 2 to this Schedule

Item 4(b)  PERCENT OF CLASS BENEFICIALLY OWNED AS OF DECEMBER 31, 1997:

           43.2%, see footnotes 1 and 2 to this Schedule

Item 4(c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

           (i)   Sole power to vote or to direct the vote:

                 0 Shares of Common Stock

           (ii)  Shared power to vote or to direct the vote:

                 6,995,020 Shares of Common Stock, see footnotes 1 and 2 to this Schedule

           (iii) Sole power to dispose or to direct the disposition of:

                 0 Shares of Common Stock

           (iv)  Shared power to dispose or to direct the disposition of:

                 6,995,020 Shares of Common Stock, see footnotes 1 and 2 to this Schedule


REPORTING PERSON: Earl E. Webb, see footnotes 1 and 2 to this Schedule

Item 4(a)  AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 1997:

           6,995,020 Shares of Common Stock, see footnotes 1 and 2 to this Schedule

Item 4(b)  PERCENT OF CLASS BENEFICIALLY OWNED AS OF DECEMBER 31, 1997:

           43.2%, see footnotes 1 and 2 to this Schedule

Item 4(c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

           (i)   Sole power to vote or to direct the vote:

                 0 Shares of Common Stock

           (ii)  Shared power to vote or to direct the vote:

                 6,995,020 Shares of Common Stock, see footnotes 1 and 2 to this Schedule

           (iii) Sole power to dispose or to direct the disposition of:

                 0 Shares of Common Stock

           (iv)  Shared power to dispose or to direct the disposition of:

                 6,995,020 Shares of Common Stock, see footnotes 1 and 2 to this Schedule

Item 5     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           Not Applicable

Item 6     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON:

           The partners of DEL-LPL Limited Partnership and DEL-LPAML Limited Partnership have economic interests in these partnerships.

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

           Not Applicable

Item 8     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

           DEL-LPL Limited Partnership, DEL-LPAML Limited Partnership and DEL/LaSalle Finance Company, L.L.C. are members of a group

Item 9     NOTICE OF DISSOLUTION OF A GROUP:

           Not Applicable

Item 10    CERTIFICATION:

           Not Applicable

FOOTNOTES TO SCHEDULE 13G:

(1) The 6,995,020 Shares of Common Stock reported by DEL-LPL Limited Partnership ("DEL-LPL"), DEL-LPAML Limited Partnership ("DEL-LPAML") and DEL/LaSalle Finance Company, L.L.C. ("DEL/LaSalle") are the aggregate of the Shares of Common Stock held by each such entity. Each partner of DEL-LPL is also a partner of DEL-LPAML with identical percentage economic interests in each. DEL-LPL and DEL-LPAML own all of the membership interests in DEL/LaSalle.

(2) Each of the individuals who is a reporting person on this Schedule (i.e., Messrs. Scott, Spoerri, Sullivan, Cummings, Esler, Rose and Webb and Ms. Thurber) is a member of the Management Committee of each of DEL-LPL and DEL-LPAML. Each of Messrs. Scott, Spoerri, Cummings, Rose and
Webb and Ms. Thurber is, directly or indirectly through a wholly owned corporation, a general partner of DEL-LPL. Mr. Esler is, indirectly through a wholly owned corporation, a general partner of DEL-LPAML. The individuals who are reporting persons on this Schedule own, directly or indirectly through wholly owned corporations, the following percentage interests, on a fully diluted basis, in each of DEL-LPL and DEL-LPAML:
Stuart L. Scott, 10.0%; Robert C. Spoerri, 7.2%; William E. Sullivan, 1.1%; Daniel W. Cummings, 2.6%; Charles K. Esler, Jr., 2.5%; M.G. Rose, 6.2%; Lynn C. Thurber, 2.0%; and Earl E. Webb, 1.4%. 6,995,020 of the Shares of Common Stock reported by each of the individuals who is a reporting person on this Schedule are Shares of Common Stock owned by DEL-LPL, DEL-LPAML, and DEL/LaSalle. Each of the individuals who is a reporting person on this Schedule disclaims beneficial ownership of the Shares of Common Stock owned by DEL-LPL, DEL-LPAML and DEL/LaSalle.

(3) Children of Messrs. Spoerri and Sullivan own 900 and 400 Shares of Common Stock, respectively. Messrs. Spoerri and Sullivan each disclaims beneficial ownership of the Shares of Common Stock owned by his children.

                               SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct. The parties agree that this statement is filed on behalf of each of them.


Date:   February 13, 1998

                                 DEL-LPL LIMITED PARTNERSHIP

                                 By:  /s/ WILLIAM E. SULLIVAN
                                 Name:  William E. Sullivan
                                 Title: Executive Vice President

                                 DEL-LPAML LIMITED PARTNERSHIP

                                 By:  /s/ WILLIAM E. SULLIVAN
                                 Name:  William E. Sullivan
                                 Title: Executive Vice President

                                 DEL/LASALLE FINANCE COMPANY, L.L.C.

                                 By:  /s/ WILLIAM E. SULLIVAN
                                 Name:  William E. Sullivan
                                 Title: Vice President

                                 /s/ STUART L. SCOTT
                                     Stuart L. Scott

                                 /s/ ROBERT C. SPOERRI
                                     Robert C. Spoerri

                                 /s/ WILLIAM E. SULLIVAN
                                     William E. Sullivan

                                 /s/ DANIEL W. CUMMINGS
                                     Daniel W. Cummings

                                 /s/ CHARLES K. ESLER, JR.
                                     Charles K. Esler, Jr.

                                 /s/ M.G. ROSE
                                     M.G. Rose

                                 /s/ LYNN C. THURBER
                                     Lynn C. Thurber

                                 /s/ EARL E. WEBB
                                     Earl E. Webb